As filed with the Securities and Exchange Commission on August
30, 1996.

                                        Registration No. 333-7867


SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

Post-Effective Amendment No. 2 on
FORM S-3
to FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933
OLSTEN CORPORATION
(Exact name of registrant as specified in its charter)
7363

    Delaware                            13-2610512
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)           Identification Number)

_____________________________

175 Broad Hollow Road
Melville, New York  11747
(516) 844-7800
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

William P. Costantini, Esq.
Senior Vice President and General Counsel
175 Broad Hollow Road
Melville, New York  11747
(516) 844-7250
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_____________________________

COPIES TO:
Marjorie Sybul Adams, Esq.
Gordon Altman Butowsky
Weitzen Shalov & Wein
114 West 47th Street
New York, New York  10036
(212) 626-0800

__________________________

Approximate date of commencement of proposed sale to the public:
As soon as possible after the effective date of this Post-
Effective Amendment.

_____________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                   __________________________


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PAGE

                           PROSPECTUS

                       OLSTEN CORPORATION

     THIS POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3 TO FORM S-4
IS BEING FILED IN PLACE OF POST-EFFECTIVE AMENDMENT NO. 1 ON FORM
S-3 TO FORM S-4 FILED ON AUGUST 23, 1996.

     This Prospectus ("Prospectus") relates to up to 173,658 shares of Class B Common Stock, par value $.10 per share ("Class B Stock"), of Olsten Corporation, a Delaware corporation ("Olsten") that may be issued upon the exercise of (a) outstanding stock options (the "Stock Options") and (b) outstanding redeemable common stock purchase warrants ("Warrants"), and the issuance of up to 173,658 shares of Olsten Common Stock, par value $.10 per share ("Olsten Common Stock") issuable upon conversion of such shares of Class B Stock. The Stock Options and Warrants were originally issued by Co-Counsel, Inc., a Texas corporation ("Co-Counsel") prior to the merger (the "Merger") of Lawyers Acquisition Corp., a wholly-owned subsidiary of Olsten with and into Co-Counsel on August 9, 1996.

     As a result of the Merger, Co-Counsel became a wholly-owned subsidiary of Olsten and (i) each outstanding share of Co-Counsel Common Stock, par value $.01 per share ("Co-Counsel Common Stock"), was converted into the right to receive .1069 of one share (the "Conversion Number") of Class B Stock, and (ii) each outstanding Stock Option and Warrant was adjusted so that upon exercise thereof the holder will receive the number of shares of Class B Stock equal to the product obtained by multiplying (x) the number of shares of Co-Counsel Common Stock subject to the Stock Option or Warrant by (y) the Conversion Number. Each share of Class B Stock is convertible at all times, without cost to the holder thereof, into one share of Olsten Common Stock.

     No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offering of securities described herein and, if given or made, such information or representation should not be relied upon as having been authorized by Olsten or any other person. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to purchase, any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any distribution of the securities described herein shall, under any circumstances, create any implication that there has been no change in the affairs of Olsten since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATESECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                       A CRIMINAL OFFENSE.

         The date of this Prospectus is August 29, 1996.

                      AVAILABLE INFORMATION

     Olsten is and Co-Counsel was, prior to its acquisition by Olsten, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago Illinois 60661; and Northeastern Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Olsten may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Olsten has filed with the SEC a Post-Effective Amendment No. 2 on Form S-3 to its Registration Statement (No. 333-7867) on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus constitutes the prospectus of Olsten filed as part of the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information with respect to Olsten and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the SEC's offices, without charge, or copies of which may be obtained from the SEC upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Laurin L. Laderoute, Jr., Secretary, Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747-8905, telephone number (516) 844-7800.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

     (a)  Olsten's Annual Report on Form 10-K for the year ended
          December 31, 1995;

     (b) Olsten's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996;

     (c)  Olsten's Current Reports on Form 8-K dated March 13,
          1996, May 3, 1996, May 30, 1996, July 11, 1996 and
          August 8, 1996; and

     (d)  The information contained under the captions "Security
          Ownership of Certain Beneficial Owners and Management" and "Executive Compensation" in Olsten's definitive
          Proxy Statement dated April 2, 1996.

     All documents filed by Olsten pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Olsten Common Stock to which this Prospectus relates, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                  INFORMATION CONCERNING OLSTEN

     Olsten is North America's largest provider of home health care and related services and one of the world's leading providers of staffing services to business, industry and government. Through Olsten Kimberly QualityCare, Olsten provides health care network management and caregivers for home health care and institutions. Olsten Kimberly QualityCare employs more than 150,000 caregivers and provides services to over 400,000 patients and clients, including managed care organizations, employers, government agencies, hospitals and individuals. Services include skilled nursing, home health aides, infusion therapy, home medical equipment, respiratory therapy, pediatrics, rehabilitation and disease management. Olsten Kimberly QualityCare is also North America's largest provider of management services to hospital-based home health agencies. Through Quantum Health Resources, Olsten is engaged in the provision of therapies and support services to individuals afflicted by certain chronic diseases. Primarily through Olsten Staffing Services, Olsten also operates 700 staffing and information technology offices in North America, South America and Europe, providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems.

     Through Co-Counsel, Olsten provides temporary and permanent attorneys and paralegals to law firms and corporate law departments primarily located in Houston, Dallas, Chicago, New York City and Los Angeles. Co-Counsel's clients are typically corporate law departments and law firms which have a need for additional legal staffing. These clients have recognized that it is often more economical to utilize temporary legal personnel than full-time employees and, in the case of corporate law departments, engage outside counsel.

     Additional information concerning Olsten and its subsidiaries is contained in Olsten's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996 and its Current Reports on Form 8-K dated March 13, 1996, May 3, 1996, May 30, 1996, July 11, 1996, August 8, 1996 and its other public filings. See "Available Information" and "Incorporation of Certain Documents by Reference."


                         USE OF PROCEEDS

     The cash received by Olsten upon exercise of the Stock
Options and the Warrants will be used for general working capital purposes.


                      PLAN OF DISTRIBUTION

     The following is a description of the Stock Options and the Warrants.

     STOCK OPTIONS. As of the effective time of the Merger (the "Effective Time"), Co-Counsel had an aggregate of 187,000 shares of Co-Counsel Common Stock reserved for issuance pursuant to options granted and then currently outstanding under Co-Counsel's Employee Stock Option Plan and Co-Counsel's Stock Option Plan for Non-Employee Directors. At the Effective Time, each Stock Option was automatically converted into an option to purchase the number of shares of Class B Stock equal to the product obtained by multiplying the number of shares of Co-Counsel Common Stock subject to the original option by the Conversion Number, at a price per share equal to the quotient obtained by dividing the exercise price for the shares of Co-Counsel Common Stock subject to such Stock Option by the Conversion Number.

     In the case of any Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code") applies by reason of its qualification under any of Sections 422-424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     The Company has reserved 19,990 shares of Class B Stock and
19,990 shares of Olsten Common Stock issuable upon conversion of such shares of Class B Stock, for issuance upon exercise of the Stock Options.

     WARRANTS. The Warrants were issued pursuant to a Warrant Agreement dated as of November 12, 1993, by and between Of Counsel Enterprises, Inc. (former name of Co-Counsel) and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agreement"). As of the Effective Time, Co-Counsel had outstanding warrants to purchase approximately 1,437,500 shares of Co-Counsel Common Stock at an exercise price of $3.75 per share, subject to the terms and conditions of the Warrant Agreement. The Warrants expire on November 15, 1998. At the Effective Time, each Warrant was automatically deemed to constitute a warrant to acquire the number of shares of Class B Stock equal to the product obtained by multiplying the number of shares of Co-Counsel Common Stock subject to a Warrant by the Conversion Number, at a price per share of Olsten Class B Stock equal to the quotient obtained by dividing the exercise price for the shares of Co-Counsel Common Stock subject to such Warrant by the Conversion Number.

     For example, a holder of 10,000 Warrants would, after the Effective Time, and prior to November 15, 1998, be entitled to receive 1,069 (10,000 times .1069) shares of Class B Stock upon payment of the exercise price of $35.08 per share ($3.75 divided by .1069).

     The Company has reserved 153,668 shares of Class B Stock and
153,668 shares of Olsten Common Stock issuable upon conversion of such shares of Class B Stock for issuance upon the exercise of the Co-Counsel Warrants.

     The number of shares of Class B Stock that may be purchased upon exercise of a Stock Option, or Warrant shall not include any fractional share and, upon exercise of such Stock Option or Warrant, a cash payment shall be made for any fractional share in accordance with the requirements of such Stock Option or Warrant.


                          LEGAL MATTERS

     The validity of the shares of Class B Stock and Olsten Common Stock issuable upon the exercise of the Stock Options and conversions of the Convertible Debentures has been passed upon by Gordon Altman Butowsky Weitzen Shalov & Wein. Andrew N. Heine, a director of the Company, is of counsel to Gordon Altman Butowsky Weitzen Shalow & Wein.

                             EXPERTS

     The consolidated balance sheets as of December 31, 1995 and January 1, 1995 and the consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 of Olsten incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

PAGE

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The only fees incurred in connection with this transaction are legal fees and expenses, which are estimated to be approximately $10,000.

ITEM 15.  INEDMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Article Ninth of the Registrant's Restated Certificate of Incorporation provides for indemnification of Directors of the Registrant as follows:

          NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

          As authorized by Section 145 of the Delaware General
Corporation Law, Article V of the Registrant's By-Laws provides as follows:

          Section 1. Right to Indemnification.   Each person who
     was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding was authorized by the Board.

          Section 2. Right to Advancement of Expenses. This right to indemnification conferred to in Section I of this
     Article V shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

          Section 3. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or, if serving at the request of the Corporation, as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

ITEM 16.   EXHIBITS

     EXHIBIT NO.         DESCRIPTION OF EXHIBIT
     ___________         ______________________

          *4.1           Form of Co-Counsel's Stock Option Plan
          for Non-Employee Directors.

          *4.2      Form of Co-Counsel's Employee Stock Option
Plan.

          *4.3      Form of Warrant Agreement.

          *5.1      Opinion of Gordon Altman Butowsky Weitzen
                    Shalov & Wein (incorporated by reference to
                    Exhibit 5.1 to Olsten's Registration
                    Statement on Form S-4, Registration Number
                    333-7867).

          23.1      Consent of Gordon Altman Butowsky Weitzen
                    Shalov & Wein.

          23.2      Consent of Coopers & Lybrand LLP.

          *24.1 Power of Attorney (included on signature page to this Registration Statement).

* Previously filed.


ITEM 17.  UNDERTAKINGS.

A.   Undertaking Pursuant to Rule 415.

The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  to include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(i) and (1(ii) do not apply, if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Undertaking Regarding Documents Subsequently Filed Under the
Exchange Act.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


C.   Undertaking Regarding Request For Acceleration of Effective
Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PAGE

                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 on Form S-3 to its Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on August 28, 1996.

                         OLSTEN CORPORATION

                         By:       *
                            Frank N. Liguori,
                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-3 to the Form S-4
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                Title                         Date
     ____                _____                         ____

      *
- -------------------
Frank N. Liguori         Chairman and Chief       August 28, 1996
                         Executive Officer
                         and Director (Principal
                         Executive Officer)

      *
- -------------------
Anthony J. Puglisi       Senior Vice President    August 28, 1996
                           -Finance (Principal
                         Financial and Accounting
                         Officer)

      *
- ------------------
Stuart Olsten            Director                 August 28, 1996

      *
- ------------------
Andrew N. Heine          Director                 August 28, 1996

     *
- ------------------
Stuart R. Levine         Director                 August 28, 1996

     *
- ------------------
John M. May              Director                 August 28, 1996

     *
- ------------------
Miriam Olsten            Director                 August 28, 1996

     *
- ------------------
Richard J. Sharoff       Director                 August 28, 1996

     *
- ------------------
Raymond S. Troubh        Director                 August 28, 1996

     *
- ------------------
Josh S. Weston           Director                 August 28, 1996


By:   /s/ Laurin L. Laderoute, Jr.
     ____________________________
      Laurin L. Laderoute, Jr.
        Attorney-in-Fact

PAGE

                          Exhibit Index
                          _____________


     Exhibit No.              Description of Exhibit
     ___________              ______________________


       *4.1         Form of Co-Counsel's Stock Option Plan for
                    Non-Employee Directors.

       *4.2         Form of Co-Counsel's Employee Stock Option
                    Plan.

       *4.3         Form of Warrant Agreement.

       *5.1         Opinion of Gordon Altman Butowsky Weitzen
                    Shalov & Wein (incorporated by reference to
                    Exhibit 5.1 to Olsten's Registration
                    Statement on Form S-4, Registration Number
                    333-47430.)

       23.1         Consent of Gordon Altman Butowsky Weitzen
                    Shalov & Wein.

       23.2         Consent of Coopers & Lybrand LLP.

      *24.1 Power of Attorney (included on signature page to this Registration Statement).

* Previously filed.

PAGE

                            EXHIBITS

                               TO

                 POST-EFFECTIVE AMENDMENT NO. 2

                           ON FORM S-3

                           TO FORM S-4

                               OF

                     REGISTRATION STATEMENT

                               OF

                       OLSTEN CORPORATION

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